SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                                (Amendment No.2)*

                         VioQuest Pharmacueticals, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   927625 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the  appropriate  box to designate  the rule  pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  927625 10 3              13G                     Page 2 of 5 Pages

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1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Xumu Zhang, Ph.D.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
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3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,105,801
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,105,801
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,105,801
--------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 927625 10 3                 13G                     Page 3 of 5 Pages

--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

            VioQuest Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

            180 Mount Airy Road, Suite 102, Basking Ridge, NJ 07920
--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

            Xumu Zhang, Ph.D.
--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            7 Deer Park Drive, Suite E, Monmouth Junction, NJ  08852
--------------------------------------------------------------------------------
Item 2(c).  Citizenship:

            USA
--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

            Common Stock, $.001 par value
--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

            927625 10 3
--------------------------------------------------------------------------------

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

       (a)  |_|   Broker or dealer  registered  under Section 15 of the Exchange
                  Act.
       (b)  |_|   Bank as defined in Section  3(a)(6) of the  Exchange  Act. (c)
                  [_]  Insurance  company as defined in Section  3(a)(19) of the
                  Exchange Act.
       (d)  |_|   Investment   company   registered   under  Section  8  of  the
                  Investment Company Act.
       (e)  |_|   An    investment    adviser    in    accordance    with   Rule
                  13d-1(b)(1)(ii)(E);
       (f)  |_|   An employee  benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);
       (g)  |_|   A parent holding  company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);
       (h)  |_|   A  savings  association  as  defined  in  Section  3(b) of the
                  Federal Deposit Insurance Act;
       (i)  |_|   A church  plan  that is  excluded  from the  definition  of an investment  company under Section  3(c)(14) of the  Investment
                  Company Act;
       (j)  |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 927625 10 3             13G                     Page 4 of 5 Pages

--------------------------------------------------------------------------------

Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            3,105,801 (includes 487,539 shares issuable upon exercise of an option which is currently vested)
            --------------------------------------------------------------------
      (b)   Percent of class:

            5.6%
            --------------------------------------------------------------------
      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote: 3,105,801

            (ii)  Shared power to vote or to direct the vote: 0

            (iii) Sole  power  to  dispose  or to  direct  the  disposition  of:
                  3,105,801

            (iv) Shared power to dispose or to direct the disposition of: 0
--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.

         N/A
--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         N/A
--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A
--------------------------------------------------------------------------------
Item 8. Identification and Classification of Members of the Group.

         N/A
--------------------------------------------------------------------------------
Item 9. Notice of Dissolution of Group.

         N/A
--------------------------------------------------------------------------------
Item 10. Certifications.

      (a)   Not applicable

      (b)   Not applicable

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2007                 /s/ Xumu Zhang
                                        ----------------------------------------
                                            Xumu Zhang